Exhibit 99.7

                Avocent Reports First Quarter Results

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 21, 2005--Avocent Corporation (NASDAQ:AVCT) today reported revenue of $76.8 million for the first quarter ended April 1, 2005.
    "Avocent's first quarter results were consistent with the revised revenue estimates provided in mid-March," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "Sales to OEMs increased over last year, however, sales of our U.S. branded products were lower than we originally expected due to a number of factors we previously discussed in March. Sales activity increased later in the quarter and we are pleased with the recovery in our branded sales, which have moved closer to more normal levels in recent weeks.
    "We continued to invest in research and development in the first quarter to support new product introductions and products under development. We recorded our first design wins that combined embedded KVM and IPMI solutions during the quarter and believe this area holds excellent promise for Avocent in the future. We remain positive about our new product pipeline and the impact it will have on future sales."

    First Quarter Results

    Income prior to intangible amortization and merger-related expenses was $7.3 million, or $0.14 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $16.1 million, or $0.33 per diluted share, in the first quarter of 2004. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP net income were $5.5 million in the first quarter of 2005, including $6.6 million in intangible amortization and a $1.8 million tax benefit. Net adjustments to reconcile to GAAP net income were $7.6 million in the first quarter of 2004, including $4.8 million in amortization of intangible assets, $6.5 million in acquired in-process R&D expenses and a $4.6 million tax benefit.
    GAAP net income for the first quarter of 2005 was $1.8 million, or $0.04 per diluted share. This compares with a GAAP net income of $8.5 million, or $0.17 per diluted share, in the first quarter of 2004.
    Net sales for the first quarter declined 10.8% to $76.8 million compared with sales of $86.1 million in the first quarter of 2004. Branded sales declined 27.6% from the first quarter of 2004 and accounted for 47.8% of total sales. OEM sales rose 13.3% from the first quarter of 2004 and accounted for 52.2% of total first quarter 2005 sales. U.S. sales declined 21.9% to $40.0 million and international sales rose 5.6% to $36.8 million compared with the first quarter of 2004.
    "OEM sales benefited from the contribution of embedded products," continued Mr. Cooper. "We believe our opportunities in this area will continue to expand as we strengthen our embedded product suite. International sales also increased, reflecting the investments we made in our sales infrastructure in certain European and Asian countries."
    Gross profit for the first quarter of 2005 declined 13.0% to $43.6 million with a gross margin of 56.7%. This compared with gross profit of $50.1 million and a gross margin of 58.2% in the first quarter of 2004. The decrease in gross profit was due to the lower sales volume.
    Research and development expenses increased 53.4% to $14.5 million, or 18.8% of sales, compared with $9.4 million, or 11.0% of sales, in the first quarter of 2004. This increase was due primarily to increased investments in new products, supporting new product introductions and an increase in R&D staff to support these efforts.
    Selling, general and administrative expenses rose 9.6% to $22.3 million compared with $20.3 million in the first quarter of 2004. The increase included higher legal costs in the first quarter to support patent litigation scheduled for trial in the second quarter.
    Avocent's balance sheet and cash position remained strong as of April 1, 2005. The Company's cash flow from operations was approximately $10 million for the first quarter of 2005 with over $325 million in cash, cash equivalents and investments at the quarter's end. Avocent had no long-term debt as of April 1, 2005.
    "We used our strong cash position to repurchase approximately 700,000 shares of Avocent's stock during the first quarter," continued Mr. Cooper. "We have repurchased approximately one million shares to date under the two million share repurchase authorization announced in November 2004."

    Use of Non-GAAP Financial Measures

    Income prior to intangible amortization and merger-related expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales or impairments of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time webcast and rebroadcast of its first quarter results conference call to be held April 21, 2005. The live broadcast will be available online at www.avocent.com as well as www.vcall.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies (including our combined embedded KVM and IPMI solutions), and engineering and design activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


                         AVOCENT CORPORATION
           Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                   For the Quarter Ended April 1, 2005
                                       Operational Adjustments  GAAP
                                                       (a)
                                       ----------- -------------------

Net sales                                $ 76,805            $ 76,805
Cost of sales                              33,223              33,223
                                          -------- ---------- -------
  Gross profit                             43,582              43,582

Research and development expenses          14,176    $    291  14,467
Selling, general and administrative
 expenses                                  21,903         377  22,280
Amortization of intangible assets               -       6,622   6,622
                                          --------    -------- -------
  Operating income                          7,503      (7,290)    213

Other income (expense), net                 1,955         (15)  1,940
                                          --------    -------- -------
Income before provision for income
 taxes                                      9,458      (7,305)  2,153

Provision for income taxes                  2,137      (1,818)    319
                                          --------    -------- -------
Net income                               $  7,321    $ (5,487)$ 1,834
                                          ========    ======== =======

Earnings per share:
  Basic                                  $   0.15            $  0.04
  Diluted                                $   0.14            $  0.04

Weighted average shares and common equivalents
 outstanding:
  Basic                                    50,208           -  50,208
  Diluted                                  51,510         (58) 51,452


                                   For the Quarter Ended April 2, 2004
                                       Operational Adjustments  GAAP
                                                       (a)
                                       ----------- -------------------

Net sales                                $ 86,085             $86,085
Cost of sales                              35,888    $     95  35,983
                                          --------    -------- -------
  Gross profit                             50,197         (95) 50,102

Research and development expenses           9,254         174   9,428
Acquired in-process research and
 development expense                            -       6,490   6,490
Selling, general and administrative
 expenses                                  19,725         610  20,335
Amortization of intangible assets               -       4,762   4,762
                                          --------    -------- -------
  Operating income                         21,218     (12,131)  9,087

Other income (expense), net                 1,151         (14)  1,137
                                          --------    -------- -------
Income before provision for income
 taxes                                     22,369     (12,145) 10,224

Provision for income taxes                  6,253      (4,572)  1,681
                                          --------    -------- -------
Net income                               $ 16,116    $ (7,573)$ 8,543
                                          ========    ======== =======

Earnings per share:
  Basic                                  $   0.34            $  0.18
  Diluted                                $   0.33            $  0.17

Weighted average shares and common equivalents
 outstanding:
  Basic                                    47,650           -  47,650
  Diluted                                  49,538         (25) 49,513

(a) Note: Adjustments relate to acquired in-process research and development expense from the Crystal link acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000 and the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.


                         AVOCENT CORPORATION
                Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                               April 1,   December 31,
                                                2005         2004
                                             (Unaudited)  (Unaudited)
                                             ------------ ------------

Cash, cash equivalents
  and short-term investments                    $241,346     $239,799
Accounts receivable, net                          50,034       60,948
Current and deferred income tax receivable         6,134        7,095
Other receivables, net                               397          566
Inventories, net                                  24,316       21,232
Other current assets                               6,788        4,982
                                             ------------ ------------
  Total current assets                           329,015      334,622

Investments                                       84,127       91,547
Property and equipment, net                       39,328       39,896
Goodwill                                         270,001      269,892
Intangible assets, net                            27,421       33,981
Other assets                                         887          843
                                             ------------ ------------
Total assets                                    $750,779     $770,781
                                             ============ ============


Accounts payable and other accrued expenses      $15,200      $21,368
Income tax payable                                 8,356        8,494
Other current liabilities                         16,515       16,767
                                             ------------ ------------
  Total current liabilities                       40,071       46,629

Non-current liabilities                            7,712       10,855

Total stockholders' equity                       702,996      713,297

                                             ------------ ------------
Total liabilities and stockholders' equity      $750,779     $770,781
                                             ============ ============

    CONTACT: Avocent Corporation
             Dusty Pritchett, 256-217-1300